Exhibit 23








Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Hannaford Bros. Co.
     Registrations on Form S-8

We are aware that our report dated July 20, 1994, except as to the information included in Note 2, for which the date is July 26, 1994, on our review of interim financial information of Hannaford Bros. Co. and subsidiaries for the three-month and six-month periods ended July 2, 1994 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Registration Statements on Form S-8 (Numbers 2-77902, 2-77903, 2-98387, 33-1281, 33-22666, 33-31624 and 33-45273).
Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.





Portland, Maine                      s/Coopers & Lybrand
August 8, 1994